Exhibit 5.1

GARY A. ZIPKIN
LOUIS R. VEERMAN
JAMES D. LINXWILER
JAMES D. DEWITT
GEORGE R. LYLE
MICHAEL S. MCLAUGHLIN
SUSAN M. WEST
MICHAEL K. NAVE
JONATHAN A. WOODMAN
AISHA TINKER BRAY
GREGORY G. SILVEY
MATTHEW COOPER
CHRISTINA RANKIN
PAMELA D. WEISS
MOLLY C. BROWN
NATHAN R. HAINES
DAVID H. PARRISH
STEVE N. SCORDINO

LAW OFFICES OF
Guess&Rudd P.C.

510 L STREET, SUITE 700
ANCHORAGE, ALASKA 99501-1964
TELEPHONE (907) 793-2200
FACSIMILE (907) 793-2299
www.guessrudd.com

W. EUGENE GUESS 1932-1975
JOSEPH RUDD 1933-1978
FRANCIS E. SMITH, JR. 1941-1991

OFFICES IN
ANCHORAGE & FAIRBANKS

OF COUNSEL
LAW OFFICE OF JOSEPH J. PERKINS, JR.
MARGARET S. JONES

August 5, 2008

Goldrich Mining Company
Attn: Richard R. Walters
3412 S. Lincoln Drive
Spokane, Washington 99203

Re: Goldrich Mining Company
Our File No. 5951.4

Dear Ladies and Gentlemen:

We are acting as counsel to Goldrich Mining Company (the "Company") for Alaska legal matters in connection with the issuance by the Company of 1,457,499 shares of its Common Stock (inclusive of 485,833 shares of Common Stock that may be issued pursuant to warrants exercised in the future), par value $0.10 per share, in a private placement by the Company that was completed on April 8, 2008 (the "Shares"), and as described in the Registration Statement on Form S-1 filed by the Company with the Securities and Exchange Commission on or about August 5, 2008 under the Securities Act of 1933, as amended (the "Act"), said Registration Statement being hereinafter called the "Registration Statement".

We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) a Certificate of Good Standing (or other evidence of good standing) issued by the Alaska Department of Commerce, Community and Economic Development, (iii) the Company's Amended Articles of Incorporation, (iv) the Company's currently effective Bylaws, and (v) minutes of the Corporation's Board of Directors and shareholders. We also have examined such other documents and satisfied ourselves as to such other matters as we have deemed necessary in order to render this opinion. As to various facts material to the opinions expressed below, we have relied upon certificates of public officials, representations and certifications from officers of the Company regarding the authenticity and completeness of Company documents provided to us by the Company, and representations contained in the documents referred to above.

Based upon the foregoing and subject to the qualifications hereinafter expressed, we are of the opinion that when:

(a) with respect to Shares to be issued immediately, the receipt of the sale price for the Shares by the Company; and

(b) with respect to the Shares to be issued upon exercise of any of the warrants or options, after (i) the warrants or options have been exercised in accordance with their terms and (ii) the applicable warrant or option exercise price for the Shares to be issued has been received by the Company; and

(c) the Shares shall have been issued and delivered by the Company;

then, the Shares referred to above will have been legally issued, fully paid, and non-assessable.

The Company is an Alaska corporation. This opinion is limited to matters governed by the internal laws of the state of Alaska.

These opinions are given as of the date hereof, without any obligation to update these opinions or to advise the addressee hereof, or any other party, of any changes in circumstances or laws that may hereafter be brought to our attention or occur which may affect this opinion.

We hereby consent to the filing of this Opinion with the Registration Statement, and to the references to our firm under the headings "Legal Matters" in the Prospectus which forms part of the Registration Statement.

Very truly yours,

GUESS & RUDD P.C.

Guess + Rudd P.C.

Michael S. McLaughlin

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